UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
April 18, 2005

Finisar Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 548-1000

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

      On April 18, 2005, Finisar Corporation announced that VantagePoint Venture Partners had purchased from Infineon Technologies AG all 34 million shares of Finisar common stock that had been issued by Finisar to Infineon on January 31, 2005 in connection with Finisar’s acquisition of Infineon’s optical transceiver product lines. In addition, Finisar announced that it had entered into an agreement with VantagePoint under which Finisar has agreed to use its reasonable best efforts to elect a nominee of VantagePoint to the Finisar Board of Directors, provided that the nominee is reasonably acceptable to the Board’s Nominating and Corporate Governance Committee as well as the full Board. Infineon’s rights under the amended and restated registration rights agreement dated January 25, 2005 between Finisar and Infineon have been assigned to VantagePoint. Finisar will file an amendment to a pending registration statement on Form S-3 to modify the plan of distribution described therein to provide for the future resale of the registered shares by VantagePoint and certain distributees of VantagePoint, rather than Infineon. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits.

Exhibit No.	Description

99.1	Press Release of Finisar Corporation dated April 18, 2005.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2005

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Finisar Corporation dated April 18, 2005.